Exhibit 99.1

Regional Management Corp. Announces Fourth Quarter 2016 Results

-    Net income of $6.5 million; diluted earnings per share of $0.55    -

-    Finance receivable growth of 14.2% from the prior year    -

-    Portfolio grows to $717.8 million as of December 31, 2016    -

Greenville, South Carolina – February 7, 2017 – Regional Management Corp. (NYSE: RM), a diversified consumer finance company, today announced results for the fourth quarter and full year ended December 31, 2016.

Fourth Quarter 2016 Highlights

•	Net income for the fourth quarter of 2016 was $6.5 million, a decline of 12.2% from the prior-year period, while non-GAAP net income was $6.6 million, an increase of 4.8% from the prior-year period. Non-GAAP net income excludes $0.1 million of after-tax non-operating system implementation costs in the fourth quarters of 2016 and 2015, as well as $1.2 million in after-tax proceeds from the bulk sale of charged-off loans (“bulk sale”) in the fourth quarter of 2015. Diluted earnings per share for the fourth quarter of 2016 were $0.55, and on a non-GAAP basis, diluted earnings per share were $0.56.

•	Total finance receivables as of December 31, 2016 were $717.8 million, an increase of 14.2%, or $89.3 million, from the prior year and up 3.1%, or $21.6 million, sequentially:

•	Seventh consecutive quarter that total finance receivables have increased at least 10% over the prior-year period.

•	Large loan finance receivables of $235.3 million increased $88.8 million, or 60.6%, from the prior-year period and now represent nearly 33% of the total loan portfolio.

•	Total revenue for the fourth quarter of 2016 was $64.0 million, a $7.3 million, or 12.9%, increase from the prior-year period, and a $1.5 million, or 2.5%, increase sequentially.

•	Strong interest and fee income increase of 16.2% driven by 14.2% increase in receivables.

•	Overall yield declined 70 basis points on a year-over-year basis and 80 basis points sequentially. The yield declines are primarily due to higher insurance claims, partially from the impact of Hurricane Matthew.

•	Net credit losses for the fourth quarter of 2016 were $17.3 million, an increase of $5.5 million versus the prior-year period (an increase of $3.5 million excluding the bulk sale in the fourth quarter of 2015). Annualized net credit losses as a percentage of finance receivables were 9.8%, up 210 basis points compared to the prior-year period (up 80 basis points excluding the bulk sale).

•	Total delinquencies as a percentage of total finance receivables as of December 31, 2016 were 18.1%, a slight decline from 18.2% as of September 30, 2016 and an improvement from 20.3% as of December 31, 2015.

•	30+ day contractual delinquencies were 7.4%, an increase sequentially from 7.1% as of September 30, 2016 – consistent with the seasonality of Regional Management’s business – and up from 7.2% as of December 31, 2015.

“We completed 2016 with another strong quarterly performance from our core small and large loan portfolios,” said Peter R. Knitzer, Chief Executive Officer of Regional Management Corp. “Total finance receivables increased 14% from the prior year, helping us to generate 16% year-over-year growth in our interest and fee income. We also were successful in the quarter keeping our overall operating expenses stable with the prior-year period.”

“The combination of strong growth, a corresponding build of allowance, and high late stage delinquencies at the end of the third quarter resulted in an increased provision in the fourth quarter versus the prior-year period,” added Mr. Knitzer. “While early stage delinquencies were stable at the end of the fourth quarter, our late stage delinquencies remained elevated, and as a result, we expect net credit losses in the first quarter of 2017 to be slightly higher sequentially compared to the fourth quarter of 2016. To address this, we are eliminating lending to specific segments that roll to losses at higher rates.”

“We continue to make progress in converting to our new operating platform,” continued Mr. Knitzer. “The NLS system is already providing richer, more actionable information on our customers, as well as improved workflows in our sales and servicing processes. After successfully completing three states, we assessed our plans and determined to build enhanced functionality into the system prior to converting additional states. As a result, we will spend the first quarter completing this build and plan to resume conversions in the second quarter. While this will cause us to move back our timeline to complete the conversion to the end of the year, we believe that it is important to build these better capabilities earlier on to improve the customer experience and contribute to our long-term success.”

“Finally, we continue to see the opportunity in the new year to further grow our receivables and bottom line through our current branch network, as we did in 2016. After successful testing in the fourth quarter, we are ready to roll out improved targeting and segmentation in our direct mail campaigns to drive traffic to our existing branches. We also expect to expand our branch network in 2017 in Virginia. We believe this hybrid approach of de novo expansion, coupled with a focus on growth within our existing footprint, will help to drive long-term value for the Company,” concluded Mr. Knitzer.

Fourth Quarter 2016 Results

Finance receivables outstanding at December 31, 2016 were $717.8 million, a 14.2% increase from $628.4 million in the prior year. Finance receivables increased primarily due to an increase in both the small and large loan portfolios resulting from Regional Management’s marketing efforts and the net addition of 8 branches since December 31, 2015. On a sequential basis, finance receivables increased by $21.6 million from the third quarter.

For the fourth quarter ended December 31, 2016, the Company reported total revenue of $64.0 million, a 12.9% increase from $56.7 million in the prior-year period. Interest and fee income for the fourth quarter of 2016 was $59.7 million, a 16.2% increase from $51.3 million in the prior-year period, primarily due to an increase in the portfolios of both small and large loans compared to the prior-year period. Insurance income, net for the fourth quarter of 2016 was $1.6 million, a decline of $1.3 million from the prior-year period due primarily to increased claims expense (non-filing claims, life claims, and property claims were all elevated in the quarter, with most property claims stemming from Hurricane Matthew). Other income for the fourth quarter of 2016 was $2.8 million, a 10.7% increase from the prior-year period and consistent with portfolio growth.

The provision for credit losses in the fourth quarter of 2016 was $19.4 million versus $11.4 million in the prior-year period. Excluding the gain on bulk sale, the provision for credit losses in the fourth quarter of 2015 was $13.4 million. The $6.0 million increase in the provision for credit losses, excluding the bulk sale, was due to an increase in net credit losses of $3.5 million and an increase in the estimated allowance for credit losses of $2.5 million.

Net credit losses were $17.3 million in the fourth quarter of 2016 versus $11.8 million in the prior-year period ($13.7 million excluding the bulk sale). Annualized net credit losses as a percentage of average finance receivables in the fourth quarter of 2016 were 9.8%, an increase from 7.7% in the prior-year period (9.0% excluding the bulk sale). In the fourth quarter of 2015, the Company released $0.3 million of allowance for credit losses compared to building allowance of $2.2 million in the fourth quarter of 2016.

General and administrative expenses for the fourth quarter of 2016 were $28.8 million, an increase of 1.0%, or $0.3 million, from the prior-year period. Home office expenses increased $0.9 million from the prior-year period, while operations expenses in the fourth quarter of 2016 improved $0.7 million from the prior-year period. Sequentially, general and administrative expenses declined $1.6 million, or 5.3%, from the third quarter of 2016. Loan system conversion costs in both the fourth quarters of 2016 and 2015 were $0.2 million.

GAAP net income for the fourth quarter of 2016 was $6.5 million, a decrease from $7.4 million in the prior-year period. Excluding the aforementioned non-operating expenses in the fourth quarters of 2016 and 2015, as well as the bulk sale in the fourth quarter of 2015, non-GAAP net income in the fourth quarter of 2016 would have been $6.6 million versus non-GAAP net income of $6.3 million in the prior-year period. GAAP diluted earnings per share for the fourth quarter of 2016 were $0.55, a slight reduction from $0.56 in the prior-year period. Non-GAAP diluted earnings per share for the fourth quarter of 2016 were $0.56, an increase from $0.48 in the prior-year period. For a reconciliation of non-GAAP financial measures to the comparable GAAP financial measure, please refer to the reconciliation tables accompanying this release.

Full Year 2016 Results

For the full year ended December 31, 2016, the Company reported total revenue of $240.5 million, a 10.7% increase from $217.3 million in the prior year. Interest and fee income for the full year ended December 31, 2016 was $221.0 million, a 12.9% increase from $195.8 million in the prior-year period, primarily due to a significant increase in the portfolios of both small and large loans compared to the prior year. Insurance income, net for the full year ended December 31, 2016 was $9.5 million, an 18.9% decrease from the prior year, primarily attributable to increased claims expense. Other income for the full year ended December 31, 2016 was $10.1 million, an increase of 2.4% from the prior year.

The provision for credit losses for the full year ended December 31, 2016 was $63.0 million versus $47.3 million in the prior year. Excluding the gain on bulk sale, the provision for credit losses for 2015 was $49.3 million. The $13.7 million increase in the provision for credit losses, excluding the bulk sale, was due to an increase in net credit losses of $6.8 million and an increase in the estimate allowance of $6.9 million, primarily due to portfolio growth.

Net credit losses for the full year ended December 31, 2016 were $59.2 million compared to $50.4 million in the prior year ($52.4 million excluding the bulk sale). Net credit losses as a percentage of average finance receivables for the full year ended December 31, 2016 was 9.0%, a slight increase from 8.8% in the prior year (and a slight decrease from 9.1% excluding the bulk sale). In 2015, the Company released $3.1 million of allowance compared to an increase in the estimated allowance of $3.8 million in 2016.

General and administrative expenses for the full year ended December 31, 2016 were $118.6 million, an increase of $3.0 million, or 2.6%, from $115.6 million in the prior year. The full year 2016 results included $1.6 million in loan system conversion costs versus $0.8 million in 2015. Full year 2015 results also included $1.5 million in non-operating expenses associated with a CEO stock grant.

GAAP net income for the full year ended December 31, 2016 was $24.0 million, a 2.9% increase compared to GAAP net income of $23.4 million in the prior year, and diluted earnings per share for the full year ended December 31, 2016 were $1.99 compared to $1.79 in the prior year. Excluding the aforementioned non-operating expenses and the bulk sale, non-GAAP net income for the full year ended December 31, 2016 totaled $25.0 million, a 4.6% increase compared to non-GAAP net income of $23.9 million in the prior year, and non-GAAP diluted earnings per share were $2.07, compared to $1.83 in the prior year.

2017 De Novo Outlook

As of December 31, 2016, the Company’s branch network consisted of 339 locations. For the full year 2017, the Company plans to generate receivable growth through improved efficiency and marketing efforts at its current branch network, as well as focus its efforts on fully implementing its new loan management system. As a result, the Company plans to open between 10 and 15 de novo branches during 2017.

Liquidity and Capital Resources

As of December 31, 2016, the Company had finance receivables of $717.8 million and outstanding long-term debt of $491.7 million (consisting of $452.8 million of long-term debt on its $585.0 million senior revolving credit facility and $38.8 million of long-term debt on its $75.7 million amortizing loan).

Conference Call Information

Regional Management Corp. will host a conference call and webcast today at 5:00 PM ET to discuss these results.

The dial-in number for the conference call is (855) 590-2959 (toll-free) or (503) 343-6651 (direct), passcode 59594761. Please dial the number 10 minutes prior to the scheduled start time.

*** A supplemental slide presentation will be made available on Regional Management’s website prior to the earnings call at www.RegionalManagement.com. ***

In addition, a live webcast of the conference call will also be available on Regional Management’s website at www.RegionalManagement.com.

A replay will be available following the end of the call through Tuesday, February 14, 2017, by telephone at (855) 859-2056 (toll-free) or (404) 537-3406 (direct), passcode 59594761. A webcast replay of the call will be available at www.RegionalManagement.com for one year following the call.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which represent Regional Management Corp.’s expectations or beliefs concerning future events. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, the following: changes in general economic conditions, including levels of unemployment and bankruptcies; risks related to opening new branches, including the ability or inability to open new branches as planned; risks inherent in making loans, including repayment risks and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; changes in interest rates; the risk that Regional Management’s existing sources of liquidity become insufficient to satisfy its needs or that its access to these sources becomes unexpectedly restricted; changes in federal, state, or local laws, regulations, or regulatory policies and practices, and risks associated with the manner in which laws and regulations are interpreted, implemented, and enforced; the timing and amount of revenues that may be recognized by Regional Management; changes in current revenue and expense trends (including trends affecting delinquencies and credit losses); changes in Regional Management’s markets and general changes in the economy (particularly in the markets served by Regional Management); changes in the competitive environment in which Regional Management operates or in the demand for its products; risks related to acquisitions; changes in operating and administrative expenses; and the departure, transition, or replacement of key personnel. Such factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not update the information contained in this press release beyond the publication date, except to the extent required by law, and is not responsible for changes made to this document by wire services or Internet services.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified consumer finance company providing a broad array of loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies and other traditional lenders. Regional Management began operations in 1987 with four branches in South Carolina and has since expanded its branch network across South Carolina, Texas, North Carolina, Tennessee, Alabama, Oklahoma, New Mexico, Georgia and Virginia. Each of its loan products is structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments and is repayable at any time without penalty. Regional Management’s loans are sourced through its multiple channel platform, including in its branches, through direct mail campaigns, independent and franchise automobile dealerships, online credit application networks, retailers and its consumer website. For more information, please visit www.RegionalManagement.com.

Contact:

Investor Relations

Garrett Edson, (203) 682-8331

Regional Management Corp. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

(in thousands, except per share amounts)

			Better (Worse)				Better (Worse)
	4Q’16	4Q’15	$	%	YTD’16	YTD’15	$	%
Revenue
Interest and fee income	$59,654	$51,320	$8,334	16.2%	$220,963	$195,794	$25,169	12.9%
Insurance income, net	1,570	2,838	(1,268)	(44.7)%	9,456	11,654	(2,198)	(18.9)%
Other income	2,797	2,527	270	10.7%	10,099	9,858	241	2.4%

Total revenue	64,021	56,685	7,336	12.9%	240,518	217,306	23,212	10.7%

Expenses
Provision for credit losses	19,427	11,449	(7,978)	(69.7)%	63,014	47,348	(15,666)	(33.1)%
Personnel	16,998	17,283	285	1.6%	68,979	69,247	268	0.4%
Occupancy	5,251	4,522	(729)	(16.1)%	20,059	17,313	(2,746)	(15.9)%
Marketing	1,474	1,403	(71)	(5.1)%	6,837	7,017	180	2.6%
Other	5,103	5,342	239	4.5%	22,757	22,021	(736)	(3.3)%

Total general and administrative	28,826	28,550	(276)	(1.0)%	118,632	115,598	(3,034)	(2.6)%
Interest expense	5,287	4,350	(937)	(21.5)%	19,924	16,221	(3,703)	(22.8)%

Income before income taxes	10,481	12,336	(1,855)	(15.0)%	38,948	38,139	809	2.1%
Income taxes	4,014	4,969	955	19.2%	14,917	14,774	(143)	(1.0)%

Net income	$6,467	$7,367	$(900)	(12.2)%	$24,031	$23,365	$666	2.9%

Net income per common share:
Basic	$0.57	$0.57	$—	0.0%	$2.03	$1.82	$0.21	11.5%

Diluted	$0.55	$0.56	$(0.01)	(1.8)%	$1.99	$1.79	$0.20	11.2%

Weighted-average shares outstanding:
Basic	11,408	12,891	1,483	11.5%	11,824	12,849	1,025	8.0%

Diluted	11,763	13,105	1,342	10.2%	12,085	13,074	989	7.6%

Return on average assets (annualized)	3.7%	4.9%			3.7%	4.2%

Return on average equity (annualized)	12.7%	14.6%			12.0%	12.2%

Regional Management Corp. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except par value amounts)

			Increase (Decrease)
	4Q’16	4Q’15	$	%
Assets
Cash	$4,446	$7,654	$(3,208)	(41.9)%
Gross finance receivables	916,954	785,042	131,912	16.8%
Unearned finance charges and insurance premiums	(199,179)	(156,598)	(42,581)	(27.2)%

Finance receivables	717,775	628,444	89,331	14.2%
Allowance for credit losses	(41,250)	(37,452)	(3,798)	(10.1)%

Net finance receivables	676,525	590,992	85,533	14.5%
Property and equipment	11,693	9,049	2,644	29.2%
Restricted cash	8,297	10,506	(2,209)	(21.0)%
Intangible assets	6,448	3,023	3,425	113.3%
Deferred tax asset	33	1,982	(1,949)	(98.3)%
Other assets	4,782	3,167	1,615	51.0%

Total assets	$712,224	$626,373	$85,851	13.7%

Liabilities and Stockholders’ Equity
Liabilities:
Long-term debt	$491,678	$411,177	$80,501	19.6%
Unamortized debt issuance costs	(2,152)	(2,692)	540	20.1%

Net long-term debt	489,526	408,485	81,041	19.8%
Accounts payable and accrued expenses	15,223	12,661	2,562	20.2%

Total liabilities	504,749	421,146	83,603	19.9%
Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $0.10 par value, 100,000 shares authorized, no shares issued or outstanding	—	—	—	—
Common stock, $0.10 par value, 1,000,000 shares authorized, 12,996 shares issued and 11,450 shares outstanding at December 31, 2016 and 12,914 shares issued and outstanding at December 31, 2015	1,300	1,291	9	0.7%
Additional paid-in-capital	92,432	89,178	3,254	3.6%
Retained earnings	138,789	114,758	24,031	20.9%
Treasury stock, 1,546 shares at December 31, 2016	(25,046)	—	(25,046)	(100.0)%

Total stockholders’ equity	207,475	205,227	2,248	1.1%

Total liabilities and stockholders’ equity	$712,224	$626,373	$85,851	13.7%

Regional Management Corp. and Subsidiaries

Selected Financial Data

(Unaudited)

(in thousands, except per share amounts)

	Averages and Yields
	4Q’16		3Q’16		4Q’15
	Average Finance Receivables	Average Yield (Annualized)	Average Finance Receivables	Average Yield (Annualized)	Average Finance Receivables	Average Yield (Annualized)
Small loans	$354,276	42.6%	$337,674	43.3%	$332,378	42.2%
Large loans	225,786	29.0%	206,437	29.0%	133,457	28.0%
Automobile loans	93,866	17.0%	99,113	17.8%	122,049	18.4%
Retail loans	33,013	19.0%	31,317	19.4%	26,453	19.4%

Total interest and fee yield	$706,941	33.8%	$674,541	34.0%	$614,337	33.4%

Total revenue yield	$706,941	36.2%	$674,541	37.0%	$614,337	36.9%

	Components of Increase in Interest and Fee Income 4Q’16 Compared to 4Q’15 Increase (Decrease)
	Volume	Rate	Net
Small loans	$2,330	$346	$2,676
Large loans	6,676	326	7,002
Automobile loans	(1,224)	(401)	(1,625)
Retail loans	312	(31)	281

Total increase in interest and fee income	$8,094	$240	$8,334

	Net Loans Originated (1)
	4Q’16	3Q’16	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	4Q’15	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$152,868	$160,642	$(7,774)	(4.8)%	$164,304	$(11,436)	(7.0)%
Large loans	67,273	62,846	4,427	7.0%	52,686	14,587	27.7%
Automobile loans	8,099	11,099	(3,000)	(27.0)%	7,563	536	7.1%
Retail loans	8,043	9,258	(1,215)	(13.1)%	8,978	(935)	(10.4)%

Total net loans originated	$236,283	$243,845	$(7,562)	(3.1)%	$233,531	$2,752	1.2%

(1)	Represents the balance of loan origination and refinancing net of unearned finance charges

	Other Key Metrics
	4Q’16	3Q’16	4Q’15
Net credit losses	$17,277	$13,510	$11,783
Percentage of average finance receivables (annualized)	9.8%	8.0%	7.7%
Bulk sale	—	—	1,964

Net credit losses (excluding bulk sale)	$17,277	$13,510	$13,747
Percentage of average finance receivables (annualized)	9.8%	8.0%	9.0%

Provision for credit losses	$19,427	$16,410	$11,449
Bulk sale	—	—	1,964

Provision for credit losses (excluding bulk sale)	$19,427	$16,410	$13,413
Percentage of average finance receivables (annualized)	11.0%	9.7%	8.7%
Percentage of total revenue	30.3%	26.3%	23.7%

General and administrative expenses	$28,826	$30,453	$28,550
Percentage of average finance receivables (annualized)	16.3%	18.1%	18.6%
Percentage of total revenue	45.0%	48.7%	50.4%

Same store results:
Finance receivables at period-end	$697,004	$676,931	$609,294
Finance receivable growth rate	11.0%	12.7%	11.6%
Number of branches in calculation	321	315	296

	Finance Receivables by Product
	4Q’16	3Q’16	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	4Q’15	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$358,471	$349,390	$9,081	2.6%	$338,157	$20,314	6.0%
Large loans	235,349	217,102	18,247	8.4%	146,553	88,796	60.6%

Total core loans	593,820	566,492	27,328	4.8%	484,710	109,110	22.5%
Automobile loans	90,432	97,141	(6,709)	(6.9)%	116,109	(25,677)	(22.1)%
Retail loans	33,523	32,516	1,007	3.1%	27,625	5,898	21.4%

Total finance receivables	$717,775	$696,149	$21,626	3.1%	$628,444	$89,331	14.2%

Number of branches at period end	339	338	1	0.3%	331	8	2.4%
Average finance receivables per branch	$2,117	$2,060	$57	2.8%	$1,899	$218	11.5%

	Contractual Delinquency by Aging
	4Q’16		3Q’16		4Q’15
Allowance for credit losses	$41,250	5.7%	$39,100	5.6%	$37,452	6.0%

Current	587,202	81.9%	569,412	81.8%	500,591	79.7%
1 to 29 days past due	77,106	10.7%	77,097	11.1%	82,589	13.1%

Delinquent accounts:
30 to 59 days	16,727	2.3%	17,323	2.4%	15,654	2.5%
60 to 89 days	11,641	1.6%	10,966	1.6%	9,858	1.6%
90 to 119 days	10,021	1.4%	8,363	1.3%	7,696	1.1%
120 to 149 days	8,205	1.1%	7,215	1.0%	6,678	1.1%
150 to 179 days	6,873	1.0%	5,773	0.8%	5,378	0.9%

Total contractual delinquency	$53,467	7.4%	$49,640	7.1%	$45,264	7.2%

Total finance receivables	$717,775	100.0%	$696,149	100.0%	$628,444	100.0%

1 day and over past due	$130,573	18.1%	$126,737	18.2%	$127,853	20.3%

	Contractual Delinquency by Product
	4Q’16		3Q’16		4Q’15
Small loans	$32,955	9.2%	$30,169	8.6%	$30,185	8.9%
Large loans	12,114	5.1%	10,142	4.7%	4,945	3.4%
Automobile loans	6,300	7.0%	7,459	7.7%	8,713	7.5%
Retail loans	2,098	6.3%	1,870	5.8%	1,421	5.1%

Total contractual delinquency	$53,467	7.4%	$49,640	7.1%	$45,264	7.2%

	Quarterly Trend
	4Q’15	1Q’16	2Q’16	3Q’16	4Q’16	QoQ $ B(W)	YoY $ B(W)
Revenue
Interest and fee income	$51,320	$51,300	$52,589	$57,420	$59,654	$2,234	$8,334
Insurance income, net	2,838	2,939	2,601	2,346	1,570	(776)	(1,268)
Other income	2,527	2,458	2,135	2,709	2,797	88	270

Total revenue	56,685	56,697	57,325	62,475	64,021	1,546	7,336

Expenses
Provision for credit losses	11,449	13,791	13,386	16,410	19,427	(3,017)	(7,978)

Personnel	17,283	17,127	16,674	18,180	16,998	1,182	285
Occupancy	4,522	4,863	4,770	5,175	5,251	(76)	(729)
Marketing	1,403	1,515	2,062	1,786	1,474	312	(71)
Other	5,342	6,300	6,042	5,312	5,103	209	239

Total general and administrative	28,550	29,805	29,548	30,453	28,826	1,627	(276)

Interest expense	4,350	4,710	4,811	5,116	5,287	(171)	(937)

Income before income taxes	12,336	8,391	9,580	10,496	10,481	(15)	(1,855)
Income taxes	4,969	3,215	3,668	4,020	4,014	6	955

Net income	$7,367	$5,176	$5,912	$6,476	$6,467	$(9)	$(900)

Net income per common share:
Basic	$0.57	$0.41	$0.50	$0.57	$0.57	$—	$—

Diluted	$0.56	$0.40	$0.49	$0.56	$0.55	$(0.01)	$(0.01)

Weighted-average shares outstanding:
Basic	12,891	12,756	11,756	11,384	11,408	(24)	1,483

Diluted	13,105	12,949	11,974	11,664	11,763	(99)	1,342

Net interest margin	$52,335	$51,987	$52,514	$57,359	$58,734	$1,375	$6,399

Net credit margin	$40,886	$38,196	$39,128	$40,949	$39,307	$(1,642)	$(1,579)

	4Q’15	1Q’16	2Q’16	3Q’16	4Q’16	QoQ $ Inc (Dec)	YoY $ Inc (Dec)
Total assets	$626,373	$609,707	$642,803	$691,329	$712,224	$20,895	$85,851

Finance receivables	$628,444	$607,363	$645,744	$696,149	$717,775	$21,626	$89,331

Allowance for credit losses	$37,452	$36,230	$36,200	$39,100	$41,250	$2,150	$3,798

Long-term debt	$411,177	$396,543	$441,147	$481,766	$491,678	$9,912	$80,501

	FTE Headcount Trend (1)
	4Q’15	1Q’16	2Q’16	3Q’16	4Q’16	QoQ Inc (Dec)	YoY Inc (Dec)
Legacy operations headcount	1,350	1,270	1,217	1,224	1,221	(3)	(129)
2016 new branch headcount		17	17	17	18	1	18

Total operations headcount	1,350	1,287	1,234	1,241	1,239	(2)	(111)
Home office headcount	95	100	105	104	103	(1)	8

Total headcount	1,445	1,387	1,339	1,345	1,342	(3)	(103)

Number of branches	331	339	338	338	339	1	8

(1)	Based on 40 hours per week full-time equivalent

	General & Administrative Expenses Trend
	4Q’15	1Q’16	2Q’16	3Q’16	4Q’16	QoQ $ B(W)	YoY $ B(W)
Legacy operations expenses	$19,542	$19,665	$17,511	$18,946	$18,197	$749	$1,345
2016 new branch expenses		548	606	619	652	(33)	(652)

Total operations expenses	19,542	20,213	18,117	19,565	18,849	716	693
Marketing expenses	1,403	1,515	2,062	1,786	1,474	312	(71)
Home office expenses	7,605	8,077	9,369	9,102	8,503	599	(898)

Total G&A expenses	$28,550	$29,805	$29,548	$30,453	$28,826	$1,627	$(276)

	Averages and Yields
	YTD’16		YTD’15
	Average Finance Receivables	Average Yield	Average Finance Receivables	Average Yield
Small loans	$334,152	42.5%	$316,945	43.9%
Large loans	190,855	28.8%	93,243	27.6%
Automobile loans	102,023	17.7%	137,249	19.0%
Retail loans	30,321	19.2%	25,392	18.8%

Total interest and fee yield	$657,351	33.6%	$572,829	34.2%

Total revenue yield	$657,351	36.6%	$572,829	37.9%

	Components of Increase in Interest and Fee Income YTD’16 Compared to YTD’15 Increase (Decrease)
	Volume	Rate	Net
Small loans	$7,406	$(4,546)	$2,860
Large loans	28,073	1,186	29,259
Automobile loans	(6,339)	(1,641)	(7,980)
Retail loans	943	87	1,030

Total increase (decrease) in interest and fee income	$30,083	$(4,914)	$25,169

	Net Loans Originated (1)
	YTD’16	YTD’15	YTD $ Inc (Dec)	YTD % Inc (Dec)
Small loans	$580,936	$592,211	$(11,275)	(1.9)%
Large loans	250,862	173,560	77,302	44.5%
Automobile loans	37,038	41,621	(4,583)	(11.0)%
Retail loans	34,629	31,710	2,919	9.2%

Total net loans originated	$903,465	$839,102	$64,363	7.7%

(1)	Represents the balance of loan origination and refinancing net of unearned finance charges

	Other Key Metrics
	YTD’16	YTD’15
Net credit losses	$59,216	$50,407
Percentage of average finance receivables	9.0%	8.8%
Bulk sale	—	1,964

Net credit losses (excluding bulk sale)	$59,216	$52,371
Percentage of average finance receivables	9.0%	9.1%

Provision for credit losses	$63,014	$47,348
Bulk sale	—	1,964

Provision for credit losses (excluding bulk sale)	$63,014	$49,312
Percentage of average finance receivables	9.6%	8.6%
Percentage of total revenue	26.2%	22.7%

General and administrative expenses	$118,632	$115,598
Percentage of average finance receivables	18.0%	20.2%
Percentage of total revenue	49.3%	53.2%

Because it adjusts for certain non-operating and non-cash items, the Company believes that non-GAAP measures are useful to investors as supplemental financial measures that, when viewed with its GAAP financial information, provide information regarding trends in the Company’s results of operations and credit metrics, which is intended to help investors meaningfully evaluate and compare the Company’s results of operations and credit metrics between periods.

	Non-GAAP Reconciliation
	4Q‘16	Adjustments(1)	Non-GAAP
General and administrative expenses	$28,826	$(153)	$28,673
Income taxes	$4,014	$59	$4,073
Net income	$6,467	$94	$6,561
Diluted net income per common share	$0.55	$0.01	$0.56

	Non-GAAP Reconciliation
	4Q‘15	Adjustments(1)	Non-GAAP
General and administrative expenses	$28,550	$(180)	$28,370
Provision for credit losses	$11,449	$1,964	$13,413
Income taxes	$4,969	$(678)	$4,291
Net income	$7,367	$(1,106)	$6,261
Diluted net income per common share	$0.56	$(0.08)	$0.48

	Non-GAAP Reconciliation
	YTD’16	Adjustments(1)	Non-GAAP
General and administrative expenses	$118,632	$(1,593)	$117,039
Income taxes	$14,917	$610	$15,527
Net income	$24,031	$983	$25,014
Diluted net income per common share	$1.99	$0.08	$2.07

	Non-GAAP Reconciliation
	YTD’15	Adjustments(1)	Non-GAAP
General and administrative expenses	$115,598	$(2,856)	$112,742
Provision for credit losses	$47,348	$1,964	$49,312
Income taxes	$14,774	$339	$15,113
Net income	$23,365	$553	$23,918
Diluted net income per common share	$1.79	$0.04	$1.83

(1)	Non-GAAP adjustment details are listed below

	Non-GAAP Adjustments
	4Q’16	4Q’15	YTD’16	YTD’15
Loan system conversion	$153	$180	$1,593	$793
Bulk sale	—	(1,964)	—	(1,964)
Executive retirement	—	—	—	533
CEO stock award	—	—	—	1,530

Total adjustments	$153	$(1,784)	$1,593	$892
Tax effect of adjustments	(59)	678	(610)	(339)

Adjustment to net income	$94	$(1,106)	$983	$553

Adjustment to diluted net income per common share	$0.01	$(0.08)	$0.08	$0.04